Liquidity Services Appoints Katharin Dyer to its Board of Directors
Industry Veteran Brings Extensive Experience in Digital Marketing, Brand Management and Analytics to Support Growth

Bethesda, MD - December 16, 2019 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced that Kathy Dyer has been appointed to the company’s board of directors effective January 1, 2020.

“We are excited to welcome Kathy to the Liquidity Services board of directors as we continue to expand investments in data driven sales and marketing strategies to better serve our customers and grow our marketplace,” said Bill Angrick, Chairman and CEO of Liquidity Services. “Kathy brings significant relevant experience to our board in the digital marketing arena on leveraging data and insights to both acquire and satisfy customers in digital platforms and channels. Her expertise and career experience will be valuable as we continue to innovate our e-commerce marketplace to engage customers and grow our business.”

Ms. Dyer is the founder and Chief Executive Officer of PivotWise, a strategic advisory firm focused on digital transformation. Previously, she was a Global Partner and a member of the senior leadership team at IBM Global Business Services from 2016 to 2018. From 2013 to 2015, she served as EVP and General Manager, Global Chief Marketing Officer, Merchant Services at American Express Company which covers more than 112 million business and consumer Card Members and 18 million American Express accepting merchants.  Ms. Dyer has also served as Global Management Board Member and Global Chief Transformation Officer for the Digital and Media agencies of the Publicis Groupe; EVP, Executive Leadership team, and Client Portfolio General Manager of Digitas; and leadership roles at Advanta, MNC Financial, Sallie Mae, and Citigroup. She has also served as Guest Lecturer at Harvard Business School and Boston College Carroll School of Management. She dedicates her time to organizations including Women in Blockchain and WOMEN in America Executive Mentoring.

Ms. Dyer holds a Master of Business Administration from the University of Maryland and a Bachelor of Arts from the University of Kentucky. In addition to Liquidity Services, she also currently serves on the boards of Providence Health, Noora Health, The Grameen Foundation, and YWCA of Nashville and Middle Tennessee. Previously, she served on the board of CARE, a leading global NGO working to end poverty in more than 90 developing countries.

“I am honored to join the Liquidity Services board of directors and contribute to the Company’s mission of Building a Better Future For Surplus for businesses and government agencies through the use of its e-commerce marketplace platform and integrated services,” said Ms. Dyer. “Liquidity Services is addressing a $50 billion global market opportunity that is ripe for leveraging digital transformation strategies to drive environmental sustainability and more value for sellers and buyers. I am excited to work with a talented team dedicated to this type of growth and innovation.”

About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 13,000 sellers worldwide. With over $8 billion in completed transactions, and more than 3.6 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

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Contact:
Julie Davis
Senior Director, Investor Relations
202.558.6234
julie.davis@liquidityservices.com